Exhibit 99.1

Contact: Monique Greer 720-540-5268 mgreer@allos.com

Allos Therapeutics Reports Second Quarter 2011 Financial Results

- Second Quarter FOLOTYN® Net Product Sales Increased 39% Year-Over-Year -

- Allos to Merge with AMAG Pharmaceuticals to Create

Combined Company with Strengthened Commercial Portfolio and Improved Operating Leverage -

- Conference Call Scheduled for Today at 4:30 p.m. ET -

WESTMINSTER, Colo., August 4, 2011 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported financial results for the second quarter ended June 30, 2011.

•                  FOLOTYN® (pralatrexate injection) net product sales increased 39% year-over-year to $11.0 million in the second quarter of 2011, compared to $7.9 million for the same period in 2010.

•                  As of June 30, 2011, the Company had no debt and $109.5 million in total cash, cash equivalents and investments.

“We’re enthusiastic about our planned merger with AMAG Pharmaceuticals, which will allow Allos stockholders to benefit from a combined organization with significantly improved operating leverage and a diversified portfolio of commercial products with overlapping customer bases,” said Paul L. Berns, president and chief executive officer of Allos Therapeutics.  “During the second quarter, we continued to build brand and disease state awareness for FOLOTYN in the U.S. for patients with relapsed or refractory PTCL while growing account penetration and optimizing the duration of treatment with FOLOTYN.  Along with growing U.S. sales of FOLOTYN for relapsed or refractory PTCL, our key objectives for the remainder of the year are to advance our global registration programs for FOLOTYN in first line PTCL and relapsed or refractory CTCL, and to expand the commercial potential of FOLOTYN outside the U.S. by pursuing regulatory approval in the EU, which may occur in early 2012.”

Financial Results

Net product sales for the second quarter of 2011 were $11.0 million, compared to $7.9 million for the same period in 2010, a 39% increase year-over-year.  Net product sales for the six months ended June 30, 2011 were $21.8 million, compared to $15.3 million for the same period in 2010, a 43% increase year-over-year.

In May 2011, Allos entered into a strategic collaboration agreement with Mundipharma

International Corporation Limited (Mundipharma) and received an upfront payment of $50 million.  License and other revenue related to the Mundipharma agreement in the second quarter of 2011 was $28.1 million.  As of June 30, 2011, $22.0 million was recorded as deferred revenue related to the Mundipharma agreement.

Cost of license and other revenue in the second quarter of 2011 was $10.6 million, which was primarily related to the Company’s payment of $10 million (or 20% of the $50 million upfront payment the Company received from Mundipharma) to the licensors of FOLOTYN under the terms of the Company’s license agreement with Sloan Kettering Institute for Cancer Research, SRI International, and Southern Research Institute.

Net income for the second quarter of 2011 was $2.2 million, or $0.02 per share, compared to a net loss of $20.0 million, or $0.19 per share, for the same period in 2010.  Net loss for the six months ended June 30, 2011 was $13.0 million, or $0.12 per share, compared to $40.5 million, or $0.39 per share for the same period in 2010.

Total operating costs and expenses, excluding non-cash stock based compensation expense and cost of license and other revenue, for the quarter and six months ended June 30, 2011 were $23.6 million and $46.0 million, respectively, compared to $25.1 million and $50.2 million for the same periods in 2010.  Stock based compensation expense was $2.8 million and $6.5 million for the quarter and six months ended June 30, 2011, respectively, compared to $2.8 million and $5.7 million for the same periods in 2010.

•                  Cost of sales for the quarter and six months ended June 30, 2011, were $1.0 million and $2.0 million, respectively, compared to $0.8 million and $1.4 million for the same periods in 2010.

•                  Research and development expenses for the quarter and six months ended June 30, 2011 were $5.1 million and $12.6 million, respectively, compared to $6.5 million and $15.8 million for the same periods in 2010.

•                  Selling, general and administrative expenses for the quarter and six months ended June 30, 2011 were $20.2 million and $37.7 million, respectively, compared to $20.5 million and $38.4 million for the same periods in 2010.

As of June 30, 2011, the Company had no debt, and $109.5 million in total cash, cash equivalents and investments.

Financial Guidance

Because of the announcement of the merger with AMAG Pharmaceuticals, which is expected to close in the fourth quarter of 2011, Allos is not providing net product sales guidance for the second half of 2011.

Allos is introducing second half 2011 financial guidance for license and other revenue and cost of license and other revenue, related to the Mundipharma agreement, of approximately $4 million and $2 million, respectively.  This guidance relates to expected research and development and regulatory services to be performed, which includes Mundipharma’s current 40% share of jointly agreed-upon clinical development expenses for FOLOTYN.

Allos reaffirms prior full year 2011 financial guidance that total operating costs and expenses, excluding cost of sales, cost of license and other revenue and non-cash stock-based compensation expense, are expected to approximate $95 to $98 million.  This guidance includes transaction costs incurred as of June 30, 2011 and that are expected to be incurred in connection with the planned merger with AMAG prior to closing. This guidance excludes transaction costs that would be incurred upon and subsequent to the closing of the merger.  Stock-based compensation expense for 2011 is expected to approximate $13 to $14 million.

Actual financial results for 2011 will vary based upon many factors, including the amount of FOLOTYN sales and rate of patient enrollment in FOLOTYN clinical trials that are ongoing and planned for initiation in 2011.

Recent Corporate Highlights

•                  On July 19, 2011, the Company entered into a definitive merger agreement with AMAG Pharmaceuticals, Inc.  Under the terms of the agreement, Allos stockholders will receive a fixed ratio of 0.1282 shares of AMAG common stock for each share of Allos common stock they own.  The transaction is subject to approval by both companies’ stockholders and other customary closing conditions.  The merger is expected to result in a combined company with a strengthened portfolio of commercial products and significantly improved operating leverage.  For more information, please refer to the companies’ joint press release dated July 20, 2011.

•                  In May 2011, the Company entered into a strategic collaboration agreement with Mundipharma to co-develop FOLOTYN.  Under the agreement, Allos retains full commercialization rights for FOLOTYN in the United States and Canada, with Mundipharma having exclusive rights to commercialize FOLOTYN in the rest of the world.  Under the agreement, the Company received an upfront payment of $50 million and has the potential to earn up to $310.5 million in regulatory and commercial progress- and sales-dependent milestone payments.  Allos is also entitled to receive tiered double-digit royalties based on net sales of FOLOTYN within Mundipharma’s licensed territories.  In addition, Allos and Mundipharma will jointly fund development costs, initially on a 60:40 basis, which will change to a 50:50 basis if certain pre-defined milestones are achieved, including approval of the Company’s Marketing Authorisation Application currently under review to market FOLOTYN in the European Union.

•                  In June 2011, the Company reported on a number of FOLOTYN data presentations at the 11th International Conference on Malignant Lymphoma in Lugano, Switzerland which included:

•                  Results from two retrospective analyses of data from the Company’s pivotal PROPEL trial which:

•                  suggested that treatment with single-agent FOLOTYN may result in increased response rates and progression-free survival relative to the immediate prior line of therapy in patients with relapsed or refractory PTCL;

•                  demonstrated the ability of FOLOTYN to achieve responses in a significant proportion of patients with PTCL who have not responded to, or relapsed following, initial treatment with CHOP (Cyclophosphamide, Doxurubicin, Vincristine, and Prednisone); and

•                  supports the design of the Company’s planned Phase 3 registration trial, where sequential FOLOTYN will be administered in previously untreated patients with PTCL following treatment with CHOP/CHOP-like regimen.

•                  Initial data from COMPLETE, an international registry designed to address the urgent need for an increased understanding of the treatment patterns and outcomes for patients with PTCL.

Conference Call Information

Allos will host a conference call to review its second quarter 2011 financial results today, August 4, 2011, at 4:30 p.m. ET.  Participants can access the call at 1-877-941-1465 (U.S.) or +480-629-9772 (Canada and international).  To access the live audio webcast or the subsequent archived recording, visit the “Investors - Presentations and Events” section of the Allos website at www.allos.com.  Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call.  Callers can access the replay by dialing 800-406-7325 (domestic) or 303-590-3030 (international).  The passcode is 4458751#. The webcast will be recorded and available for replay on Allos’ website until August 18, 2011.

About Peripheral T-Cell Lymphoma

T-cell lymphomas account for approximately 10% to 15% of all cases of non-Hodgkin lymphomas (NHL).(1)-(3)  Allos estimates the current annual incidence of PTCL to be approximately 5,900 patients in the U.S. and approximately 6,000 to 7,000 patients in the top five European markets.  The outcome of patients with PTCL is poor and the majority of patients ultimately have refractory disease to a variety of agents, including multi-agent chemotherapy with CHOP (cyclophosphamide, doxorubicin, vincristine, and prednisone) or CHOP-like regimens.  The 5-year overall survival rate in these patients is 25% to 40%, depending on sub-type.(4)-(5)

About FOLOTYN

FOLOTYN, a folate analogue metabolic inhibitor, was discovered by Sloan-Kettering Institute for Cancer Research, SRI International and Southern Research Institute and developed by Allos Therapeutics.  In September 2009, the U.S. Food and Drug Administration (FDA) granted accelerated approval for FOLOTYN for use as a single agent for the treatment of patients with relapsed or refractory PTCL.  This indication is based on overall response rate.  Clinical benefit such as improvement in progression-free survival or overall survival has not been demonstrated. FOLOTYN has been available to patients in the U.S. since October 2009.  An updated analysis of data from PROPEL, the pivotal study of FOLOTYN in patients with relapsed or refractory PTCL, was published in the March 20, 2011 issue of the Journal of Clinical Oncology.  FOLOTYN has patent protection through 2017, potentially longer with extensions.

About Allos Therapeutics

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics. Allos is currently focused on the development and commercialization of FOLOTYN® (pralatrexate injection), a folate analogue metabolic inhibitor. FOLOTYN is approved in the U.S. for the treatment of patients with relapsed or refractory PTCL. For additional information, please visit www.allos.com.

IMPORTANT SAFETY INFORMATION

Warnings and Precautions

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If greater-than or equal to Grade 2 mucositis is observed, omit or modify dose. Patients should be instructed to take folic acid and receive vitamin B12 to potentially reduce treatment-related hematological toxicity and mucositis.

Fatal dermatologic reactions may occur. Dermatologic reactions may be progressive and increase in severity with further treatment. Patients with dermatologic reactions should be monitored closely, and if severe, FOLOTYN should be withheld or discontinued.

Tumor lysis syndrome may occur. Monitor patients and treat if needed.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are greater-than or equal to Grade 3, omit or modify dose.

Adverse Reactions

The most common adverse reactions were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events are pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea, and thrombocytopenia.

Use in Specific Patient Population

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

Drug Interactions

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethoxazole) may result in delayed renal clearance.

Please see FOLOTYN Full Prescribing Information at www.FOLOTYN.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the Company’s expectations regarding the potential benefits of its planned merger with AMAG Pharmaceuticals, Inc., statements regarding the Company’s financial guidance for 2011; statements regarding the status and prospects of our commercialization of FOLOTYN for patients with relapsed or refractory peripheral T-cell lymphoma, statements regarding our strategic collaboration with Mundipharma, including Mundipharma’s potential commercialization of FOLOTYN outside the United States and Canada, any statements regarding our future financial performance, results of operations or sufficiency of capital resources to fund our operating requirements and any other statements that are other than statements of historical fact.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Important factors that may cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the failure of Allos or AMAG stockholders to approve the proposed transaction; the challenges and costs of closing the proposed transaction, integrating the two companies and restructuring the combined company; and other economic, business, competitive and/or regulatory factors affecting the Company’s business generally. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Additional Information and Where You Can Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger between AMAG and Allos will be submitted to the respective stockholders of AMAG and Allos for their consideration.

AMAG will file a Registration Statement on Form S-4 containing a joint proxy statement/prospectus of Allos and AMAG and other documents concerning the proposed acquisition with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the joint proxy statement/prospectus when it becomes available and other relevant documents filed with the SEC because they will contain important information. Security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents filed by Allos and AMAG with the SEC at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus and other documents may also be obtained for free by contacting Allos’ Investor Relations by e-mail at investorrelations@allos.com, by telephone at (303) 426-6262 or by mail at Investor Relations, Allos Therapeutics, Inc., 11080 CirclePoint Road, Suite 200, Westminster, CO 80020 or by contacting AMAG’s Investor Relations by e-mail at cmiceli@amagpharma.com, by telephone at (617) 498-3361 or by mail at Investor Relations, AMAG Pharmaceuticals, Inc., 100 Hayden Avenue, Lexington, MA 02421.

Allos, AMAG, certain of their respective directors, executive officers, members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding Allos’ directors and executive officers and their beneficial ownership of Allos’ common stock is also set forth in Allos’ annual proxy statement on Schedule 14A filed with the SEC on April 29, 2011. This document is available free of charge at the SEC’s website at www.sec.gov or by going to Allos’ Investors page on its corporate website at www.allos.com. Information concerning AMAG’s directors and executive officers and their beneficial ownership of AMAG’s common stock is set forth in

AMAG’s annual proxy statement on Schedule 14A filed with the SEC on April 18, 2011. This document is available free of charge at the SEC’s website at www.sec.gov or by going to AMAG’s Investors page on its corporate website at www.amagpharma.com. Additional information regarding the persons who may, under the rules of the SEC, be deemed “participants” in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed merger, which may differ from the interests of Allos’ investors or AMAG’s investors generally, will be set forth in the joint proxy statement/prospectus when it is filed with the SEC.

Note: The Allos logo and FOLOTYN name are registered trademarks of Allos Therapeutics, Inc.

References:

(1)          The Non-Hodgkin’s Lymphoma Classification Project. A clinical evaluation of the International Lymphoma Study Group classification of non-Hodgkin’s lymphoma. Blood. 1997;89(11):3909-3908.

(2)          Hennessy BT, Hanrahan EO, Daly PA. Non-Hodgkin lymphoma: an update [review]. Lancet Oncol. 2004;5(6):341-353.

(3)          O’Leary HM, Savage KJ. Novel therapies in peripheral T-cell lymphomas [review]. Curr Oncol Rep. 2008;134(5):202-207.

(4)          Savage KJ, Chhanabhai M, Gascoyne RD, et al. Characterization of peripheral T-cell lymphomas in a single North American institution by the WHO classification. Ann Oncol 2004;15(10):1467-75.

(5)          Savage KJ. Peripheral T-cell Lymphomas. Blood Rev. 2007; 21:201-216.

Note: The Allos logo and FOLOTYN name are registered trademarks of Allos Therapeutics, Inc.

# # #

(Tables follow)

ALLOS THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
Net product sales	$10,972	$7,885	$21,836	$15,292
License and other revenue	28,127	—	28,127	—
Total revenue	39,099	7,885	49,963	15,292

Operating costs and expenses:
Cost of sales, excluding amortization expense	1,044	752	1,987	1,441
Cost of license and other revenue	10,571	—	10,571	—
Research and development	5,074	6,522	12,571	15,807
Selling, general and administrative	20,158	20,517	37,710	38,449
Amortization of intangible asset	114	114	227	227
Total operating costs and expenses	36,961	27,905	63,066	55,924
Operating income (loss)	2,138	(20,020)	(13,103)	(40,632)
Interest and other income, net	22	66	60	131
Net income (loss)	$2,160	$(19,954)	$(13,043)	$(40,501)
Basic net income (loss) per share	$0.02	$(0.19)	$(0.12)	$(0.39)
Diluted net income (loss) per share	$0.02	$(0.19)	$(0.12)	$(0.39)
Basic weighted average shares	105,606,587	105,187,206	105,567,206	104,896,286
Diluted weighted average shares	105,640,354	105,187,206	105,567,206	104,896,286

ALLOS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Cash, cash equivalents and investments	$109,468	$98,565
Accounts receivable	13,971	12,076
Intangible asset, net	4,998	5,225
Other assets	3,769	2,645
Property and equipment, net	1,913	2,245
Total assets	$134,119	$120,756
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities, excluding deferred revenue	$20,314	$22,558
Deferred revenue	22,028	—
Stockholders’ equity	91,777	98,198
Total liabilities and stockholders’ equity	$134,119	$120,756